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                                                                       Exhibit J


INDEPENDENT PUBLIC ACCOUNTANT'S CONSENT

We consent to the incorporation by reference in this Post Effective Amendment No. 3 to Registration Statement Nos. 333-59093; 811-08879 of Sun Capital Advisers Trust on Form N-1A of our report dated February 4, 1999, appearing in the annual report to shareholders for the period from December 7, 1998 (commencement of operations) to December 31, 1998, and to the references to us under the headings "Financial Highlights" and "Additional Information" in the Prospectus and "Independent Public Accountants" in the Statement of Additional Information which are a part of this Registration Statement.



DELOITTE & TOUCHE LLP
Boston, Massachusetts
August 25, 1999